Filed Pursuant to Rule 424(b)(2)
Registration No. 333-216286

Pricing Supplement dated September 27, 2018 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$3,537,000 Capped Leveraged Buffered Notes Linked to the iShares® MSCI EAFE ETF due October 31, 2019

We, Canadian Imperial Bank of Commerce (the “Bank” or “CIBC”), are offering $3,537,000 aggregate principal amount of our Capped Leveraged Buffered Notes Linked to the iShares® MSCI EAFE ETF due October 31, 2019 (CUSIP 13605WMP3 / ISIN US13605WMP31) (the “Notes”). The Notes are senior unsecured debt securities of CIBC that do not pay interest and do not repay a fixed amount of principal at maturity.

The amount that you will be paid on your Notes at maturity will depend on the Closing Prices of the iShares® MSCI EAFE ETF (the “Reference Asset”) on the Valuation Dates and will be calculated as follows:

•                   If the Final Price is greater than the Initial Price: (i) the Principal Amount plus (ii) the product of (a) the Principal Amount times (b) 2.0 times (c) the Percentage Change, subject to the Maximum Settlement Amount.

•                   If the Final Price is equal to the Initial Price or is less than the Initial Price, but not by more than 10.00%: the Principal Amount.

•                   If the Final Price is less than its Initial Price by more than 10.00%: the sum of (i) the Principal Amount plus (ii) the product of (a) the Principal Amount times (b) approximately 1.1111 times (c) the sum of the Percentage Change plus 10.00%. In this case, you will lose up to 100% of the Principal Amount.

The Notes will be issued in the denomination of $1,000.00 and integral multiples of $1,000.00 in excess thereof.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or automated quotation system.

The Notes are unsecured obligations of CIBC and any payment on the Notes is subject to the credit risk of CIBC. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these Notes or determined if this pricing supplement or the accompanying Prospectus Supplement and Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Additional Risk Factors” beginning on page PRS-15 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and page 1 of the Prospectus.

	Initial Issue Price(1)	Price to Public(1)	Agent’s Commission(2)	Proceeds to Issuer(2)(3)
Per Note	$1,000.00	100.00%	0.25%	99.75%
Total	$3,537,000.00	$3,537,000.00	$8,842.50	$3,528,157.50

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $997.50 and $1,000.00 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          CIBC World Markets Corp. (“CIBCWM”) will receive commissions from the Issuer of 0.25% of the principal amount of the Notes, or $2.50 per $1,000.00 principal amount. CIBCWM will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The commission received by CIBCWM will be equal to the selling concession paid to such dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions, as described above. In such circumstances, CIBCWM will also forgo some or all commissions paid to it by the Issuer.

(3)          Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors - The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” and “Use of Proceeds and Hedging” in this pricing supplement.

Our initial estimated value of the Notes on the Trade Date, based on our internal pricing models, is $991.70 per Note. The estimated value is less than the initial issue price of the Notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on October 2, 2018 against payment in immediately available funds.

CIBC World Markets

ABOUT THIS PRICING SUPPLEMENT

You should read this pricing supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”) and the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), relating to our Senior Global Medium-Term Notes (Structured Notes), of which these Notes are a part, for additional information about the Notes. Information in this pricing supplement supersedes information in the Prospectus Supplement and Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this pricing supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and CIBCWM has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the Notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Prospectus Supplement and Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017:

https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

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SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the Prospectus Supplement dated March 28, 2017 and the Prospectus dated March 28, 2017, each filed with the SEC. See “About This Pricing Supplement” in this pricing supplement.

Issuer:	Canadian Imperial Bank of Commerce (the “Issuer”, the “Bank” or “CIBC”)

Type of Note:	Capped Leveraged Buffered Notes Linked to the iShares® MSCI EAFE ETF due October 31, 2019

Reference Asset:	iShares® MSCI EAFE ETF (ticker “EFA UP Equity”)

CUSIP/ISIN:	CUSIP: 13605WMP3 / ISIN: US13605WMP31

Minimum Investment:	$1,000.00 (one Note)

Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Principal Amount:	$1,000.00 per Note

Aggregate Principal Amount of Notes:	$3,537,000.00

Currency:	U.S. Dollars

Trade Date:	September 27, 2018

Original Issue Date:	October 2, 2018

Valuation Dates:	October 22, 2019, October 23, 2019, October 24, 2019, October 25, 2019, and October 28, 2019, subject to adjustment as described below under “Certain Terms of the Notes—Market Disruption Events.”

Maturity Date:	October 31, 2019

Payment at Maturity:

The Payment at Maturity per Note will be based on the performance of the Reference Asset on the Valuation Dates and will be calculated as follows:

•                  If the Final Price is greater than the Initial Price:

Principal Amount + (Principal Amount × Participation Rate × Percentage Change), subject to the Maximum Settlement Amount.

•                  If the Final Price is less than or equal to the Initial Price, but greater than or equal to the Buffer Price:

Principal Amount.

•                  If the Final Price is less than the Buffer Price:

Principal Amount + [Principal Amount × Buffer Rate × (Percentage Change + Buffer Percentage)].

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If the Final Price of the Reference Asset is less than the Buffer Price, the return on the Notes will be negative and you could lose up to 100% of your investment in the Notes.

Participation Rate:	200.00%

Maximum Settlement Amount:	$1,105.00 per Note

Buffer Price:	$61.695, 90.00% of the Initial Price

Buffer Percentage:	10.00%

Buffer Rate:	The quotient of the Initial Price divided by the Buffer Price, which equals approximately 111.11%

Percentage Change:

The “Percentage Change”, expressed as a percentage, is calculated as follows for the Reference Asset:

Final Price – Initial Price

Initial Price

For the avoidance of doubt, the Percentage Change may be a negative value.

Initial Price:	$68.55, the Closing Price of the Reference Asset on the Trade Date.

Final Price:	The arithmetic average of the Closing Prices of the Reference Asset on the Valuation Dates.

Closing Price:

For any date of determination, the “Closing Price” of the Reference Asset will be the product of (i) the closing price of one share of the Reference Asset published on the applicable Bloomberg page or any successor page on Bloomberg or any successor service, as applicable, and (ii) the Adjustment Factor applicable to the Reference Asset on such date. In certain special circumstances, the Closing Price will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “Certain Terms of the Notes—Market Disruption Events,” “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation,” and “—Appointment of Independent Calculation Experts” in this pricing supplement.

The applicable Bloomberg pages for the Reference Asset as of the date of this pricing supplement is EFA UP Equity.

Adjustment Factor:

The “Adjustment Factor” means, with respect to one share of the Reference Asset (or one unit of any other security for which a Closing Price must be determined), 1.0, subject to adjustment if and when certain events affect the shares of the Reference Asset. See “Certain Terms of the Notes—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation” below.

Principal at Risk:	You will lose up to 100% of the Principal Amount at maturity if the Final Price is below the Buffer Price.

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Calculation Agent:

Canadian Imperial Bank of Commerce. We may appoint a different Calculation Agent without your consent and without notifying you.

All determinations made by the Calculation Agent will be at its sole discretion, and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Status:

The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Fees and Expenses:

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Trading Day:	A “Trading Day” means a day on which the principal trading market for the Reference Asset is open for trading.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or order to close in New York or Toronto.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Use of Proceeds:	General corporate purposes.

Certain U.S. Benefit Plan Investor Considerations:	For a discussion of benefit plan investor considerations, please see “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Prospectus.

Clearance and Settlement:

We will issue the Notes in the form of a fully registered global Note registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus Supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture.

Terms Incorporated:	All of the terms appearing under the caption “Description of the Notes We May Offer” beginning on page S-7 of the accompanying Prospectus Supplement, as modified by this pricing supplement.

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INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 100% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

•                  You anticipate that the price of the Reference Asset will increase moderately from the Initial Price to the Final Price.

•                  You are willing to make an investment that is exposed to the negative performance of the Reference Asset on a 1.1111-to-1 basis for each percentage point that the Final Price is less than the Buffer Price.

•                  You accept that the return on the Notes will be limited to the return represented by the Maximum Settlement Amount.

•                  You do not seek current income over the term of the Notes.

•                  You do not seek an investment for which there will be an active secondary market.

•                  You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•                  You believe that the price of the Reference Asset will decrease from the Initial Price to the Final Price or that it will not increase sufficiently over the term of the Notes to provide you with your desired return.

•                  You are unwilling to make an investment that is exposed to the negative performance of the Reference Asset on a 1.1111-to-1 basis for each percentage point that the Final Price is less than the Buffer Price.

•                  You require full repayment of the Principal Amount of the Notes at maturity.

•                  You seek uncapped exposure to the upside performance of the Reference Asset.

•                  You are unwilling to purchase the Notes with an estimated value as of the Trade Date that is lower than the Principal Amount.

•                  You seek current income over the term of the Notes.

•                  You seek a liquid investment or are unable or unwilling to hold the Notes to maturity.

•                  You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Additional Risk Factors” below for risks related to an investment in the Notes.

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CERTAIN TERMS OF THE NOTES

Payment at Maturity

In the event that the stated Maturity Date is not a Business Day, then relevant Payment at Maturity will be made on the first following Business Day. No interest will accrue as a result of delayed payment.

Market Disruption Events

If a Market Disruption Event occurs on a scheduled Valuation Date, the Closing Price of the Reference Asset for that day will be the Closing Price of the Reference Asset on the next Valuation Date on which no Market Disruption Event occurs.  For example, if a Market Disruption Event occurs on the first and second scheduled Valuation Dates, then the Closing Price of the Reference Asset on the third Valuation Date will also be the Closing Price of the Reference Asset on the first and second scheduled Valuation Dates.  If no further Valuation Date occurs after a Valuation Date on which a Market Disruption Event occurs, or if a Market Disruption Event occurs on every scheduled Valuation Date after that day, then the Closing Price of the Reference Asset for that day and each following Valuation Date, if any (or for all the scheduled Valuation Dates, if applicable), will be determined (or, if not determinable, estimated) by the calculation agent in a commercially reasonable manner on the last scheduled Valuation Date, regardless of the occurrence of a Market Disruption Event on that last scheduled Valuation Date.

A “Market Disruption Event” means any event, circumstance or cause which the Bank determines, and the Calculation Agent confirms, has or will have a material adverse effect on the ability of the Bank to perform its obligations under the Notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the Reference Asset:

(A)                        the occurrence or existence of a material suspension of or limitation imposed on trading by the relevant stock exchange or otherwise relating to the shares (or other applicable securities) of the Reference Asset or any Successor Fund (as defined below) on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by such relevant stock exchange or otherwise;

(B)                        the occurrence or existence of a material suspension of or limitation imposed on trading by any related futures or options exchange or otherwise in futures or options contracts relating to the shares (or other applicable securities) of the Reference Asset or any Successor Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related futures or options exchange or otherwise;

(C)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, shares (or other applicable securities) of the Reference Asset or any Successor Fund on the relevant stock exchange at any time during the one-hour period that ends at the close of trading on that day;

(D)                        the occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to shares (or other applicable securities) of the Reference Asset or any Successor Fund on any related futures or options exchange at any time during the one-hour period that ends at the close of trading on that day;

(E)                         the closure of the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Fund prior to its scheduled closing time unless the earlier closing time is announced by the relevant stock exchange or related futures or options exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant stock exchange or related futures or options exchange, as applicable, and (2) the submission

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deadline for orders to be entered into the relevant stock exchange or related futures or options exchange, as applicable, system for execution at the close of trading on that day;

(F)                          the relevant stock exchange or any related futures or options exchange with respect to the Reference Asset or any Successor Fund fails to open for trading during its regular trading session; or

(G)                        any other event, if the Calculation Agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

For purposes of determining whether a Market Disruption Event has occurred:

(1)                          “close of trading” means the scheduled closing time of the relevant stock exchange with respect to the Reference Asset or any Successor Fund; and

(2)                          the “scheduled closing time” of the relevant stock exchange or any related futures or options exchange on any Trading Day for the Reference Asset or any Successor Fund means the scheduled weekday closing time of such relevant stock exchange or related futures or options exchange on such Trading Day, without regard to after hours or any other trading outside the regular trading session hours.

(3)                          the “relevant stock exchange” for the Reference Asset means the primary exchange or quotation system on which shares (or other applicable securities) of the Reference Asset are traded, as determined by the Calculation Agent.

(4)                          the “related futures or options exchange” for the Reference Asset means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Reference Asset.

Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation

Anti-dilution Adjustments

The Calculation Agent will adjust the Adjustment Factor as specified below if any of the events specified below occurs with respect to the Reference Asset and the effective date or ex-dividend date, as applicable, for such event is after the Trade Date and on or prior to a Valuation Date.

The adjustments specified below do not cover all events that could affect the Reference Asset, and there may be other events that could affect the Reference Asset for which the Calculation Agent will not make any such adjustments, including, without limitation, an ordinary cash dividend. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the Notes upon the occurrence of other events that affect or could potentially affect the market price of, or shareholder rights in, the Reference Asset, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Notes. In addition, the Calculation Agent may, in its sole discretion, make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the Notes. All determinations made by the Calculation Agent in making any adjustments to the terms of the Notes, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the Notes, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Asset.

For any event described below, the Calculation Agent will not be required to adjust the Adjustment Factor unless the adjustment would result in a change to the Adjustment Factor then in effect of at least 0.10%. The Adjustment Factor resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one-hundred thousandth.

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(A)                        Stock Splits and Reverse Stock Splits

If a stock split or reverse stock split has occurred, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the prior Adjustment Factor and the number of securities which a holder of one share (or other applicable security) of the Reference Asset before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

(B)                        Stock Dividends

If a dividend or distribution of shares (or other applicable securities) to which the Notes are linked has been made ratably to all holders of record of such shares (or other applicable security), then the Adjustment Factor will be adjusted on the ex-dividend date to equal the prior Adjustment Factor plus the product of the prior Adjustment Factor and the number of shares (or other applicable security) of the Reference Asset which a holder of one share (or other applicable security) of the Reference Asset before the ex-dividend date would have owned or been entitled to receive immediately following that date; provided, however, that no adjustment will be made for a distribution for which the number of securities of the Reference Asset paid or distributed is based on a fixed cash equivalent value.

(C)                        Extraordinary Dividends

If an extraordinary dividend (as defined below) has occurred, then the Adjustment Factor will be adjusted on the ex-dividend date to equal the product of the prior Adjustment Factor and a fraction, the numerator of which is the closing price per share (or other applicable security) of the Reference Asset on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price per share (or other applicable security) of the Reference Asset on the Trading Day preceding the ex-dividend date exceeds the extraordinary dividend amount (as defined below).

For purposes of determining whether an extraordinary dividend has occurred:

a.              “extraordinary dividend” means any cash dividend or distribution (or portion thereof) that the Calculation Agent determines, in its sole discretion, is extraordinary or special; and

b.              “extraordinary dividend amount” with respect to an extraordinary dividend for the securities of the Reference Asset will equal the amount per share (or other applicable security) of the Reference Asset of the applicable cash dividend or distribution that is attributable to the extraordinary dividend, as determined by the Calculation Agent in its sole discretion.

A distribution on the securities of the Reference Asset described below under the section entitled “—Reorganization Events” below that also constitutes an extraordinary dividend will only cause an adjustment pursuant to that “—Reorganization Events” section.

(D)                        Other Distributions

If a distribution of any non-cash assets is declared or made to all holders of the shares (or other applicable security) of the Reference Asset, excluding dividends or distributions described under the section entitled “—Stock Dividends” above, then the Calculation Agent may, in its sole discretion, make such adjustment (if any) to the Adjustment Factor as it deems appropriate in the circumstances. If the Calculation Agent determines to make an adjustment pursuant to this paragraph, it will do so with a view to offsetting, to the extent practical, any change in the economic position of a holder of the Notes that results solely from the applicable event.

(E)                         Reorganization Events

If the Reference Asset, or any Successor Fund, is subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded fund, and the Reference Asset is not the surviving entity (a “Reorganization Event”), then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Adjustment Factor or the method of determining the Payment at Maturity or any other

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terms of the Notes as the Calculation Agent determines appropriate to account for the economic effect on the Notes of such event, and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem such event a Liquidation Event (as defined below).

Liquidation Events

If the Reference Asset is de-listed, liquidated or otherwise terminated (a “Liquidation Event”), and a successor or substitute exchange traded fund exists that the Calculation Agent determines, in its sole discretion, to be comparable to the Reference Asset, then, upon the Calculation Agent’s notification of that determination to the trustee and the Bank, any subsequent Closing Price for the Reference Asset will be determined by reference to the Closing Price of such successor or substitute exchange traded fund (such exchange traded fund being referred to herein as a “Successor Fund”), with such adjustments as the Calculation Agent determines are appropriate to account for the economic effect of such substitution on holders of the Notes.

If the Reference Asset undergoes a Liquidation Event prior to, and such Liquidation Event is continuing on, the date that any Closing Price of the Reference Asset is to be determined and the Calculation Agent determines that no Successor Fund is available at such time, then the Calculation Agent will, in its discretion, calculate the Closing Price for the Reference Asset on such date by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Reference Asset, provided that if the Calculation Agent determines in its discretion that it is not practicable to replicate the Reference Asset (including but not limited to the instance in which the underlying index sponsor discontinues publication of the underlying index), then the Calculation Agent will calculate the Closing Price for the Reference Asset in accordance with the formula last used to calculate such Closing Price before such Liquidation Event, but using only those securities that were held by the Reference Asset immediately prior to such Liquidation Event without any rebalancing or substitution of such securities following such Liquidation Event.

If a Successor Fund is selected or the Calculation Agent calculates the Closing Price as a substitute for the Reference Asset, such Successor Fund or Closing Price will be used as a substitute for the Reference Asset for all purposes, including for purposes of determining whether a Market Disruption Event exists. Notwithstanding these alternative arrangements, a Liquidation Event with respect to the Reference Asset may adversely affect the value of the Notes.

If any event is both a Reorganization Event and a Liquidation Event, such event will be treated as a Reorganization Event for purposes of the Notes unless the Calculation Agent makes the determination referenced in the last sentence of the section entitled “—Anti-dilution Adjustments—Reorganization Events” above.

Alternate Calculation

If at any time the method of calculating the Reference Asset or a Successor Fund, or the underlying index, is changed in a material respect, or if the Reference Asset or a Successor Fund is in any other way modified so that the Reference Asset does not, in the opinion of the Calculation Agent, fairly represent the price of the securities of the Reference Asset or such Successor Fund had such changes or modifications not been made, then the Calculation Agent may, at the close of business in New York City on the date that any Closing Price is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Price of the Reference Asset comparable to the Reference Asset or such Successor Fund, as the case may be, as if such changes or modifications had not been made, and calculate the Closing Price and the Payment at Maturity with reference to such adjusted Closing Price of the Reference Asset or such Successor Fund, as applicable.

Calculation Agent

We or one of our affiliates will act as Calculation Agent for the Notes and may appoint agents to assist it in the performance of its duties. See “Risk Factors—There Are Potential Conflicts Of Interest Between You And The Calculation Agent” in this pricing supplement. We may appoint a different Calculation Agent without your consent and without notifying you.

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The Calculation Agent will determine the Payment at Maturity you receive at stated maturity. In addition, the Calculation Agent will, among other things:

•        determine whether a Market Disruption Event has occurred;

•        determine if adjustments to the Adjustment Factor are warranted under various circumstances; and

•        if the Reference Asset undergoes a Liquidation Event, select a Successor Fund (as defined above) or, if no Successor Fund is available, determine the Closing Price.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the Notes will be rounded at the Calculation Agent’s discretion. The Calculation Agent will have no liability for its determinations.

Appointment of Independent Calculation Experts

If a calculation or valuation described above under “—Market Disruption Events,” “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation—Anti-dilution Adjustments,” “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation—Liquidation Events,” or “—Anti-dilution Adjustments Relating to the Reference Asset; Alternate Calculation—Alternate Calculation” contemplated to be made by the Calculation Agent involves the application of material discretion and is not based on information or calculation methodologies compiled or utilized by, or derived from, independent third party sources, the Bank will appoint one or more calculation experts to confirm such calculation or valuation. Such calculation experts will be independent from the Bank and active participants in the financial markets in the relevant jurisdiction in which the securities held by the Reference Asset are traded. Calculation experts will not assume any obligation or duty to, or any relationship of agency or trust for or with, the holders of the Notes or the Bank. Holders of the Notes will be entitled to rely on any valuation or calculations made by such calculation experts and such valuations or calculations will (except in the case of manifest error) be final and binding on the Bank, the Calculation Agent and the holders of the Notes. Calculation experts will not be responsible for good faith errors or omissions in the making of any such valuations or calculations. Calculation experts may, with the consent of the Bank, delegate any of their obligations and functions to a third party as they deem appropriate, but acting honestly and reasonably at all times. The valuations and calculations of calculation experts will be made available to the holders of the Notes upon request.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the section “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus) with respect to the Notes, the default amount payable will be equal to the Payment at Maturity, calculated as though the date of acceleration were the Maturity Date and the fifth Trading Day prior to the date of acceleration were the Final Valuation Date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Senior Debt Securities—Events of Default” beginning on page 7 of the accompanying Prospectus.

Withholding

The Bank or the applicable paying agent will deduct or withhold from a payment on a Note any present or future tax, duty, assessment or other governmental charge that the Bank determines is required by law or the interpretation or administration thereof to be deducted or withheld. Payments on a Note will not be increased by any amount to offset such deduction or withholding.

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HYPOTHETICAL PAYMENT AT MATURITY

The Payment at Maturity we would deliver for each $1,000.00 per Note will depend on the performance of the Reference Asset on the Valuation Dates, as shown in the table below. If the Final Price of the Reference Asset is less than Buffer Price, you will lose some or all of the Principal Amount.

The table below illustrates the Payment at Maturity on a $1,000.00 investment in the Notes for a hypothetical range of Percentage Changes from -100.00% to +100.00%. The following results are based solely on the assumptions outlined below.  The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000.00 Principal Amount to $1,000.00. The potential returns described here assume that the Notes are held to maturity. The following table and examples assume the following:

}	Principal Amount:	$1,000.00
}	Participation Rate:	200.00%
}	Maximum Settlement Amount:	$1,105.00 per Note
}	Buffer Price:	90.00% of the Initial Price
}	Buffer Rate:	100/90, which equals approximately 1.1111

Hypothetical Final Price of the Reference Asset (as a Percentage of its Initial Price)	Hypothetical Percentage Change of the Reference Asset	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
200.00%	100.00%	$1,105.00	10.50%
175.00%	75.00%	$1,105.00	10.50%
150.00%	50.00%	$1,105.00	10.50%
125.00%	25.00%	$1,105.00	10.50%
110.00%	10.00%	$1,105.00	10.50%
105.25%	5.25%	$1,105.00	10.50%
105.00%	5.00%	$1,100.00	10.00%
103.00%	3.00%	$1,060.00	6.00%
101.00%	1.00%	$1,020.00	2.00%
100.00%	0.00%	$1,000.00	0.00%
95.00%	-5.00%	$1,000.00	0.00%
90.00%	-10.00%	$1,000.00	0.00%
89.99%	-10.01%	$999.89	-0.01%
80.00%	-20.00%	$888.89	-11.11%
75.00%	-25.00%	$833.33	-16.67%
50.00%	-50.00%	$555.56	-44.44%
25.00%	-75.00%	$277.78	-72.22%
10.00%	-90.00%	$111.11	-88.89%
0.00%	-100.00%	$100.00	-100.00%

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Percentage Change is 5.00%.

Because the Final Price is greater than the Initial Price, the Payment at Maturity would be $1,100.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 200% × 5.00%)

= $1,000 + ($1,000 × 10%)

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= $1,100

Example 2: The Percentage Change is 50.00%.

Because the Final Price is greater than the Initial Price, the Payment at Maturity would be calculated as follows:

$1,000 + ($1,000 × 200% × 50.00%)

= $1,000 + ($1,000 × 100%)

= $2,000

Because $2,000 is greater than the Maximum Settlement Amount, the Payment at Maturity would be the Maximum Settlement Amount of $1,105.

Example 3: The Percentage Change is -5.00%.

Because the Final Price is less than the Initial Price but greater than the Buffer Price, the Payment at Maturity would be the Principal Amount of $1,000.

Example 4: The Percentage Change is -50.00%.

Because the Final Price is less than the Buffer Price, the Payment at Maturity would be $555.56 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × Buffer Rate × (Percentage Change + Buffer Percentage)]

= $1,000 + [$1,000 × 111.11% × (-50.00% + 10%)]

= $555.56

Example 4 shows that you are exposed on a 1.1111-to-1 basis to any decrease in the price of the Reference Asset by more than 10%.  You may lose up to 100% of your Principal Amount.

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ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying Prospectus Supplement and “Risk Factors” beginning on page 1 of the accompanying Prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying Prospectus and Prospectus Supplement.

The Notes Do Not Guarantee Any Return Of Principal; You May Suffer A Loss Of All Or A Substantial Portion Of The Principal Amount Of Your Notes.

The Notes do not guarantee any return of principal. The repayment of any principal on the Notes at maturity depends on the Final Price of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Final Price of the Reference Asset is equal to or greater than 90% of its Initial Price. If the Final Price is less than 90% of its Initial Price, you will lose up to 100% of the Principal Amount.

The Amount Payable On Your Notes Is Not Linked To The Price Of The Reference Asset At Any Time Other Than The Valuation Dates.

The Final Price will be based on the Closing Price of the Reference Asset on the Valuation Dates (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the Closing Price of the Reference Asset dropped precipitously on the Valuation Dates, the Payment at Maturity for your Notes may be significantly less than it would have been had the Payment at Maturity been linked to the Closing Price of the Reference Asset prior to such drop in the price of the Reference Asset. Although the Closing Prices of the Reference Asset on the stated Maturity Date or at other times during the life of your Notes may be higher than the Closing Prices of the Reference Asset on the Valuation Dates, you will not benefit from the Closing Prices of the Reference Asset at any time other than on the Valuation Dates.

The Potential Return On Your Notes Will Be Limited By The Maximum Settlement Amount.

Your ability to participate in any increase in the price of the Reference Asset over the life of your Notes will be limited because of the Maximum Settlement Amount. The Maximum Settlement Amount will limit the Payment at Maturity you may receive for each of your Notes at maturity, no matter how much the price of the Reference Asset may rise beyond 105.25% of the Initial Price over the life of your Notes. Accordingly, the Payment at Maturity for each of your Notes may be significantly less than it would have been had you invested directly in the Reference Asset.

Your Return May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank with the same maturity date or if you invested directly in the securities included in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

If The Prices Of The Reference Asset Change, The Market Value Of Your Notes May Not Change In The Same Manner.

Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased” below.

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We Have No Affiliation With The Reference Asset Or The Sponsor Or Publisher Of The Indexes And Have Not Independently Verified Their Public Disclosure Of Information.

We are not affiliated in any way with the Reference Asset or the publisher or sponsor of the MSCI EAFE Index, the underlying index for the Reference Asset (the “Index”), and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the management or calculation of the Reference Asset or the Index. None of the Reference Asset or the publisher or sponsor of the Index has any obligation to consider your interest as an investor in the Notes in taking any actions that might affect the value of the Notes. We have derived the information about the Reference Asset, the publisher of the Index and the Index contained herein from publicly available information, without independent verification, and we do not assume any responsibility for the adequacy of such information. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the Index. The Reference Asset and the publisher and sponsor of the Index are not involved in the offering of the Notes made hereby in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of the Notes.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Reference Asset Or The Index.

Actions by any company whose securities are held by the Reference Asset or included in the Index may have an adverse effect on the price of its security, the Final Price of the Reference Asset and the value of the Notes. These companies will not be involved in the offering of the Notes and will have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the Notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These companies will not be involved with the administration, marketing or trading of the Notes and will have no obligations with respect to the amounts to be paid to you at maturity.

The Notes Will Be Subject To Risks Associated With Non-U.S. Companies.

An investment in securities linked to the price of the Reference Asset, that holds the common stocks of non-U.S. companies, involves risks associated with the home countries of such non-U.S. companies. The prices of such non-U.S. companies’ common stocks may be affected by political, economic, financial and social factors in the home country of each such non-U.S. company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the Notes.

The foreign securities held by the Reference Asset may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets.  Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may adversely affect trading levels or prices and volumes in those markets.  The other special risks associated with foreign securities may include, but are not limited to:  less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties.

These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

Time Differences Between The Domestic And Foreign Markets And New York City May Create Discrepancies Between The Prices Of The Securities Held By The Reference And The Value Of The Notes.

Time differences between the domestic and foreign markets may result in discrepancies between the prices of the securities held by the Reference Asset and the value of the Notes. To the extent that U.S. markets are closed while markets for the securities held by the Reference Asset remain open, significant price or rate movements of these securities may take place that will not be reflected immediately in the value of the Notes. In addition, there may be periods when the relevant foreign markets are closed for trading, causing the price of the Reference Asset to remain unchanged for multiple Trading Days in New York City.

The Notes Will Be Subject To Currency Exchange Risk.

The prices of the securities held by the Reference Asset are converted into U.S. dollars for purposes of calculating the net asset value of the Reference Asset.  As a result, your Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Reference Asset trade.  Your net exposure

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will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Reference Asset denominated in each such currency.  If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the price of the Reference Asset will be adversely affected and, depending on the terms of your Notes, the return on the Notes, if any, may be reduced.

You Must Rely On Your Own Evaluation Of The Merits Of An Investment Linked To The Reference Asset.

In the ordinary course of business, we or our affiliates may have expressed views on expected movements in the Reference Asset or its constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Reference Asset may at any time have significantly different views from those of us or our affiliates. For these reasons, you are encouraged to derive information concerning the Reference Asset or its constituents from multiple sources, and you should not rely solely on views expressed by us or our affiliates. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement and the public disclosures made by the publishers of the Reference Asset.

The Historical Performance Of The Reference Asset Should Not Be Taken As An Indication Of Their Future Performance.

The price of the Reference Asset will determine the amount to be paid on the Notes at maturity. The historical performance of the Reference Asset does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the price of the Reference Asset will rise or fall during the term of the Notes. The price of the Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

Anti-Dilution Adjustments Relating To The Shares Of The Reference Asset Do Not Address Every Event That Could Affect Such Shares.

An Adjustment Factor, as described herein, will be used to determine the Final Price of the Reference Asset. The Adjustment Factor will be adjusted by the Calculation Agent for certain events affecting the shares of the Reference Asset. However, the Calculation Agent will not make an adjustment for every event that could affect such shares. If an event occurs that does not require the Calculation Agent to adjust the Adjustment Factor, the value of the Notes may be adversely affected.

Changes That Affect The Index Will Affect The Market Value Of The Notes And The Amount You Will Receive At Maturity.

The Reference Asset is an exchange traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of the Index. The policies of the sponsor of the Index (the “Index Sponsor”) concerning the calculation of the Index, additions, deletions or substitutions of the components of the Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Index and, therefore, could affect the amount of the Payment at Maturity and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index.

The Reference Asset And The Index Are Different And The Performance Of The Reference Asset May Not Correlate With That Of The Index As Well As The Net Asset Value Per Share Of The Reference Asset.

The performance of the Reference Asset may not exactly replicate the performance of the Index because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and the Index or due to other circumstances. In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the price of a share of the Reference Asset may differ from the net asset value per share of the Reference Asset.

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You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Reference Asset.

You will not become a holder of shares of the Reference Asset or a holder of securities included in the Index as a result of owning a Note. You will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to such shares or securities. You will have no right to receive delivery of any shares or securities at stated maturity.

Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes.

We or one or more of our affiliates, may engage in trading and other business activities that are not for your account or on your behalf (such as holding or selling of the Notes for our proprietary account or effecting secondary market transactions in the Notes for other customers). These activities may present a conflict between your interest in the Notes and the interests we or one or more of our  affiliates, may have in our or their proprietary account. We and our affiliates may engage in any such activities without regard to the Notes or the effect that such activities may directly or indirectly have on the value of the Notes.

Moreover, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes and making the assumptions and inputs used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set. We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty. In connection with such activities, our economic interests and the economic interests of affiliates of ours may be adverse to your interests as an investor in the Notes. Any of these activities may affect the value of the Notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. For additional information regarding our hedging activities, please see “Use of Proceeds and Hedging” in this pricing supplement.

In addition, the Bank will serve as Calculation Agent for the Notes and will have sole discretion in calculating the amounts payable in respect of the Notes. Exercising discretion in this manner could adversely affect the value of the Notes.

There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the Notes. We will serve as the Calculation Agent. We may change the Calculation Agent after the Original Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, and make certain adjustments with respect to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.

Since this determination by the Calculation Agent will affect the Payment at Maturity on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by one or more independent calculation experts. See “Certain Terms of the Notes—Appointment of Independent Calculation Experts” in this pricing supplement.

No Assurance That The Investment View Implicit In The Notes Will Be Successful.

It is impossible to predict with certainty whether and the extent to which the price of the Reference Asset will rise or fall. There can be no assurance that the Final Price will be greater than the Initial Price. The Final Price may be influenced by complex and interrelated political, economic, financial and other factors that affect the securities included in the Reference Asset. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset in particular, and the risk of losing some or all of the Principal Amount.

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Furthermore, we cannot give you any assurance that the future performance of the Reference Asset will result in your receiving an amount greater than or equal to the Principal Amount of your Notes. Certain periods of historical performance of the Reference Asset would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past. See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Notes Are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Your Investment Is Subject To The Credit Risk Of The Bank.

The Notes are senior unsecured debt obligations of the Bank and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying Prospectus and Prospectus Supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the return of the Principal Amount at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If we default on our obligations under the Notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying Prospectus.

The Indenture does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any securities. We and our affiliates will not pledge or otherwise hold any security for the benefit of holders of the Notes. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any securities we hold as a hedge to the Notes will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the Notes.

The Price At Which The Notes May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the price of the Reference Asset over the full term of the Note, (ii) volatility of the price of the Reference Asset and the market’s perception of future volatility of the price of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive up to 100% less than the original issue price if you sell your Notes prior to maturity.

The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude the underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we, our affiliates or any third-party who may conduct hedging activities related to the Notes, including any dealer in the Notes, may realize in

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consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs. Furthermore, if the dealer from which you purchase Notes is to conduct trading and hedging activities for us in connection with the Notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you, in addition to the compensation they would receive for the sale of the Notes.

The Bank’s Initial Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes.

The initial issue price of the Notes exceeds the Bank’s initial estimated value because costs associated with selling and structuring the Notes, as well as hedging the Notes, are included in the initial issue price of the Notes.

The Bank’s Initial Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates.

The Bank’s initial estimated value of the Notes is only an estimate, which was determined by reference to the Bank’s internal pricing models when the terms of the Notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the pricing date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the Notes could change significantly based on, among other things, changes in market conditions, including the value of the Reference Asset, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the Notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the Notes in any secondary market (if any exists) at any time.

The Bank’s Initial Estimated Value Of The Notes Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked Notes had an adverse effect on the economic terms of the Notes, the initial estimated value of the Notes on the pricing date, and could have an adverse effect on any secondary market prices of the Notes.

Hedging Activities By The Bank May Negatively Impact Investors In The Notes And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Notes.

The Bank or one or more of our affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank or one or more of our affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Final Valuation Date.

Any of these hedging activities may adversely affect the price of the Reference Asset and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank or our affiliates or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank or our affiliates will have no obligation to take, refrain from taking or cease taking any action with respect

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to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

The Notes Will Not Be Listed On Any Securities Exchange Or Any Inter-Dealer Quotation System; There May Be No Secondary Market For The Notes; Potential Illiquidity Of The Secondary Market; Holding Of The Notes By CIBCWM Or Its Or Our Affiliates And Future Sales.

The Notes are most suitable for purchasing and holding to maturity. The Notes will be new securities for which there is no trading market. The Notes will not be listed on any organized securities exchange or any inter-dealer quotation system. We cannot assure you as to whether there will be a trading or secondary market for the Notes or, if there were to be such a trading or secondary market, that it would be liquid.

Under ordinary market conditions, CIBCWM or any of its affiliates may (but are not obligated to) make a secondary market for the Notes and may cease doing so at any time. Because we do not expect other broker-dealers to participate in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which CIBCWM or any of its affiliates are willing to transact. If none of CIBCWM or any of its affiliates makes a market for the Notes, there will not be a secondary market for the Notes. Accordingly, we cannot assure you as to the development or liquidity of any secondary market for the Notes. If a secondary market in the Notes is not developed or maintained, you may not be able to sell your Notes easily or at prices that will provide you with a yield comparable to that of similar securities that have a liquid secondary market.

In addition, the Principal Amount of the Notes being offered may not be purchased by investors in the initial offering, and CIBCWM or one or more of its or our affiliates may agree to purchase any unsold portion. CIBCWM or such affiliate or affiliates intend to hold the Notes, which may affect the supply of the Notes available in any secondary market trading and therefore may adversely affect the price of the Notes in any secondary market trading. If a substantial portion of any Notes held by CIBCWM or its or our affiliates were to be offered for sale following this offering, the market price of such Notes could fall, especially if secondary market trading in such Notes is limited or illiquid.

The Notes Are Not Insured By Any Third Parties.

The Notes will be solely our obligations. Neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency or instrumentality of the United States, Canada or any other jurisdiction.

The Tax Treatment Of The Notes Is Uncertain.

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain U.S. Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Consequences” in this pricing supplement.

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INFORMATION REGARDING THE REFERENCE ASSET

Included in the following pages is a brief description of the Reference Asset and its underlying Index. This information has been obtained from publicly available sources. Also set forth below is graph that shows historical closing prices for the Reference Asset. We obtained the historical closing price information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You can obtain the price of the iShares® MSCI EAFE ETF at any time from Bloomberg under the symbol “EFA UP Equity”.

We have not undertaken an independent review or due diligence of the information obtained from Bloomberg. The historical performance of the Reference Asset and Index should not be taken as an indication of their future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset or Index will result in any positive return on your initial investment.

The Reference Asset is registered under the Securities Exchange Act of 1934 (“Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We have not independently verified the accuracy or completeness of reports filed by the Reference Asset’s Investment Advisors (the “Investment Advisors”) with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

We obtained the information regarding the Investment Advisors from publicly available information, including its filings with the SEC. We have not conducted any independent review or due diligence about any such information. You are urged to conduct your own investigation into the Reference Asset and the Investment Advisors.

Description of the iShares® MSCI EAFE ETF

The iShares® MSCI EAFE ETF (the “EFA”) is an investment portfolio maintained and managed by iShares and advised by BlackRock Fund Advisors (“BFA”).  iShares is a registered investment company that consists of numerous separate investment portfolios, including EFA.  The shares of EFA are listed and trade at market prices on a national securities exchange such as the Chicago Board Options Exchange, Nasdaq, NYSE or NYSE Arca under the exchange trading symbol “EFA.”

Information provided to or filed with the SEC by iShares pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov.

Investment Objective and Strategy

The EFA generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the MSCI EAFE Index, but which BFA believes will help the EFA track the MSCI EAFE Index. The returns of the EFA may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Representative Sampling

The EFA pursues a “representative sampling” strategy in attempting to track the performance of the MSCI EAFE® Index, and generally does not hold all of the equity securities held by the MSCI EAFE®  Index.  The EFA invests in a representative sample of securities in the MSCI EAFE® Index, which have a similar investment profile as the MSCI EAFE® Index.  BFA will generally invest at least 90% of its assets in the securities of the MSCI EAFE® Index and depository receipts based on securities of the MSCI EAFE® Index, and may invest the remainder of its assets in securities not held by the MSCI EAFE® Index, but which BFA believe will help the EFA track its Underlying Index.  Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to

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those of the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the EFA is an actual investment portfolio.  The performance of the EFA and the MSCI EAFE® Index may vary somewhat due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EFA’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements that apply to the EFA but not to the MSCI EAFE® Index) or representative sampling.

Industry Concentration Policy

The EFA will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI EAFE® Index is so concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities, and securities of state or municipal governments and their political subdivisions are not considered to be issued by members of any industry.

Current Composition and Information

As of June 30, 2018 the net expense ratio of the EFA is expected to accrue at an annual rate of 0.32% of the EFA’s average daily net asset value. Expenses of the EFA reduce the net value of the assets held by the EFA and, therefore, reduce value of the shares of the EFA.

As of June 30, 2018 the EFA’s ten largest company holdings include: Nestlé SA (1.67%), HSBC Holdings plc (1.30%), Novartis AG (1.17%), Royal Dutch Shell plc Class A (1.11%), Roche Holding AG (1.08%), BP plc (1.06%), Toyota Motor Corporation (1.03%), Total SA (1.02%), Royal Dutch Shell plc Class B (0.93%), and British American Tobacco plc (0.80%).

The EFA Prospectus is available on EFA’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the EFA Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” CIBC has not undertaken an independent review or due diligence of any publicly available information regarding the EFA Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying Prospectus Supplement and Prospectus.

The EFA’s website is https://www.ishares.com/us/products/239623/ishares-msci-eafe-etf. Shares of the EFA are listed on the NYSE Arca under ticker symbol “EFA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying Prospectus Supplement and Prospectus. CIBC has not conducted any independent review or due diligence of any publicly available information with respect to EFA.

Historical Information

The following graph sets forth daily Closing Prices of the EFA for the period from January 1, 2013 to September 27, 2018. The Closing Price of the EFA on September 27, 2018 was $68.55.

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The following table sets forth the high and low Closing Prices, as well as end-of-period Closing Prices, of the EFA for each quarter from January 1, 2013 through June 30, 2018 and for the period from July 1, 2018 through September 27, 2018. Past performance of the EFA is not indicative of its future performance.

		High ($)	Low ($)	Period-End Closing Price ($)
2013	First Quarter	59.89	56.82	58.98
	Second Quarter	63.53	57.03	57.38
	Third Quarter	65.05	57.55	63.79
	Fourth Quarter	67.06	62.71	67.06
2014	First Quarter	68.03	62.31	67.17
	Second Quarter	70.67	66.26	68.37
	Third Quarter	69.25	64.12	64.12
	Fourth Quarter	64.51	59.53	60.84
2015	First Quarter	65.99	58.48	64.17
	Second Quarter	68.42	63.49	63.49
	Third Quarter	65.46	56.25	57.32
	Fourth Quarter	62.06	57.50	58.75
2016	First Quarter	58.75	51.38	57.13
	Second Quarter	59.87	52.64	55.81
	Third Quarter	59.86	54.44	59.13
	Fourth Quarter	59.20	56.20	57.73
2017	First Quarter	62.60	57.73	62.29
	Second Quarter	67.22	61.44	65.20
	Third Quarter	68.48	64.83	68.48
	Fourth Quarter	70.80	68.42	70.31
2018	First Quarter	75.25	67.94	69.68
	Second Quarter	71.90	66.35	66.97
	Third Quarter (through September 27, 2018)	68.98	65.43	68.55

Description of the MSCI EAFE Index

All information in this document regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information.  Such information

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reflects the policies of, and is subject to change by, MSCI. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.   MSCI owns the copyright and all other rights to the MSCI EAFE Index.  MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE Index.

The MSCI EAFE® Index (“MXEA”) is intended to measure equity market performance in developed market countries, excluding the United States and Canada. The MXEA is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.00. The MXEA is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEA currently consists of companies from the following 21 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MXEA covers approximately 85% of the free float-adjusted market capitalization in each country. The MXEA is part of the MSCI Market Cap Weighted Indexes series and is an MSCI Global Investable Market Index. The MXEA is reported by Bloomberg L.P. under the ticker symbol “MXEA.”

Constructing the MSCI Global Investable Market Indices

MSCI undertakes an index construction process for the MSCI Global Investable Market Indexes, which involves:

•                  defining the equity universe;

•                  determining the market investable equity universe for each market;

•                  determining market capitalization size segments for each market;

•                  applying index continuity rules for the MSCI Standard Index; and

•                  classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

•            Identifying Eligible Equity Securities: all listed equity securities, including Real Estate Investment Trusts (REITs) and certain income trusts listed in Canada are eligible for inclusion in the equity universe. Limited partnerships, limited liability companies, and business trusts, which are listed in the United States and are not structured to be taxed as limited partnerships, are likewise eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts are not eligible for inclusion in the equity universe.

•            Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country. Countries will be classified as Developed Markets (“DM”), Emerging Markets (“EM”) or Frontier Markets (“FM”).

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by identifying eligible listings for each security in the equity universe and applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

In identifying eligible listings, a security may have a listing in the country where it is classified (i.e. “local listing”) and/or in a different country (i.e. “foreign listing”).  Securities may be represented by either a local listing or a foreign listing (including a depositary receipt) in the equity universe. A security may be represented by a foreign listing only if the following conditions are met:

•                  The security is classified in a country that meets the Foreign Listing Materiality Requirement, and minimum number of five constituents will be maintained for a DM Standard Index and

•                  The security’s foreign listing is traded on an eligible stock exchange of: (a) a DM country if the security is classified in a DM country; (b) a DM or an EM country if the security is classified in an EM country; or (c) a DM, EM or FM country if the security is classified in an FM country.

The investability screens used to determine the investable equity universe in each market are as follows:

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•                  Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•                  Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•                  DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•                  Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•                  Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi-Annual Index Review (as defined below).

•                  Minimum Foreign Room Requirement: this investability screen is applied at the individual security level.  For a security that is subject to a Foreign Ownership Limit (“FOL”) to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•                              Investable Market Index (Large + Mid + Small);

•                              Standard Index (Large + Mid);

•                              Large Cap Index;

•                              Mid Cap Index; or

•                              Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•                              Defining the market coverage target range for each size segment;

•                              Determining the global minimum size range for each size segment;

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•                              Determining the market size segment cutoffs and associated segment number of companies;

•                              Assigning companies to the size segments; and

•                              Applying final size segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment.  All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard.  All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Maintenance of the MSCI Global Investable Market Indices

The MSCI Global Investable Market Indexes are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:

(i)  Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•                  Updating the indices on the basis of a fully refreshed equity universe;

•                  Taking buffer rules into consideration for migration of securities across size and style segments; and

•                  Updating FIFs and number of shares (“NOS”).

(ii)  Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•                  Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•                  Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•                  Reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Calculation of the MSCI Global Investable Market Indices

The MSCI equity indices are free float-adjusted market capitalization indices that are designed to measure the market performance, including price performance, of the equity securities in an index. The MSCI equity indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. Each index component is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in the index. MSCI defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Each MSCI Global Investable Market Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

Neither we nor any of our affiliates, or MLPF&S, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI indices. MSCI does not guarantee the accuracy or the completeness of the MSCI indices or any data included in the MSCI indices. MSCI assumes no liability for

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any errors, omissions, or disruption in the calculation and dissemination of the MSCI indices. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI indices or the manner in which the MSCI indices are applied in determining the amount payable on the Notes at maturity.

Prices and Exchange Rates

Prices. The prices used to calculate the MSCI indices are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.

Exchange Rates. MSCI uses the closing spot rates published by WM/Reuters at 4:00 p.m., London time. MSCI uses WM/Reuters rates for all countries for which it provides indices.  In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous Business Day’s rates are used.  MSCI independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM/Reuters rates are not available, or if MSCI determines that the WM/Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

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USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying Prospectus Supplement and the Prospectus and to hedge market risks of the Bank associated with its obligation to pay the amount due on the Notes.

We may hedge our obligations under the Notes by, among other things, purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include the projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we could receive substantial returns from these hedging activities while the value of the Notes declines.

We expect to hedge our obligations under the Notes through one of our affiliates and/or another unaffiliated counterparty.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity. The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Additional Risk Factors—The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices” and “Additional Risk Factors—Certain Business And Trading Activities May Create Conflicts With Your Interests And Could Potentially Adversely Affect The Value Of The Notes” in this pricing supplement.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors — The Bank’s Initial Estimated Value Of The Notes Was Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the Notes was determined when the terms of the Notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors — The Bank’s Initial Estimated Value Does Not Represent Future Values Of The Notes And May Differ From Others’ Estimates” in this pricing supplement.

The Bank’s estimated value of the Notes is lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Additional Risk Factors — The Bank’s Initial Estimated Value Of The Notes Is Lower Than The Original Issue Price (Price To Public) Of The Notes” in this pricing supplement.

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CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements the discussion in the section called “Material Tax Consequences—United States Taxation” in the accompanying Prospectus, and is subject to the limitations and exceptions set forth therein. Capitalized terms used in this section without definition shall have the respective meanings given such terms in the accompanying Prospectus. This discussion is only applicable to you if you are a U.S. Holder. If you are not a U.S. Holder, please consult your own tax advisor.

The following summary describes certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the Notes. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. All of the foregoing are subject to change, which change may apply retroactively and could affect the continued validity of this summary. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the U.S. federal government. This discussion also does not purport to be a complete analysis of all tax considerations relating to the Notes. You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes.

Additionally, subject to the discussion below of Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for Notes of a U.S. holder who acquires the Notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the Notes. If the Notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the Maturity Date.

The constructive ownership rules of Section 1260 of the Code could possibly apply to notes that have a term in excess of one year and reference a “pass-thru entity” (as defined in Section 1260(c)(2) of the Code). Examples of “pass-thru entities” include (but are not limited to) regulated investment companies (e.g., most exchange-traded funds), real estate investment trusts, passive foreign investment companies (each, a “PFIC”) and partnerships. It is not entirely clear how Section 1260 applies to the shares that constitute the underlying Reference Asset (the shares hereafter referred to as “Underlying Shares”) that are wholly or partially comprised of “passthru entities.” It is possible that Notes could be wholly or partially subject to Section 1260 of the Code. If the Notes were subject to Section 1260 of the Code, then, among other consequences, all or a portion of any long-term capital gain that you realize upon the sale, redemption or maturity of the Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such recharacterized amount) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of interests in the Underlying Shares on the date that you purchased the Notes and sold those interests on the date of the sale, redemption or maturity of the Notes. It is not clear how this computation would be made if the Underlying Shares are partially comprised of “pass-thru entities.” Accordingly, if the Underlying Shares contain a “pass-thru entity,” you should consult your tax advisor about the potential application of Section 1260 of the Code to the Notes.

In 2007, the Internal Revenue Service has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the Internal Revenue Service and the U.S. Treasury have been considering whether the holder of such instruments should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. While it is not clear whether the

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Notes would be viewed as similar to such instruments, it is possible that future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is possible that the Internal Revenue Service could seek to characterize the Notes in a manner that results in tax consequences to you that are different from those described above.

You are urged to consult your tax advisors concerning the significance, and the potential impact, of the above considerations.

Additional Information for U.S. Holders. For the treatment regarding other aspects of interest payments and backup withholding and information reporting considerations please see the discussion under “Material Income Tax Consequences—United States Taxation” in the accompanying Prospectus.

PRS-32

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the Regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a Note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the Note; (c) does not use or hold and is not deemed to use or hold the Note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the Note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning Notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the Notes, interest payable on the Notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a Note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of Notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

PRS-33

SUPPLEMENTAL PLAN OF DISTRIBUTION

Pursuant to the terms of a distribution agreement, CIBCWM will purchase the Notes from the Bank for distribution to other registered broker-dealers or will offer the Notes directly to investors.

Notes sold by CIBCWM to the public will initially be offered at the price to public set forth on the cover page of this pricing supplement. CIBCWM will purchase each of the Notes from the Bank at a purchase price equal to the price to public net of a commission of 0.25% of the Principal Amount of such Notes. Any Notes sold by CIBCWM to securities dealers may be sold at an agreed discount to the price to public. If all of the offered Notes are not sold at the price to public, CIBCWM may change the offering price and the other selling terms. In addition to offers and sales at the price to public, CIBCWM may offer the Notes from time to time for sale in one or more transactions at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.

We will deliver the Notes against payment therefor in New York, New York on October 2, 2018, which is more than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

The Bank may use this pricing supplement in the initial sale of the Notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying Prospectus Supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Original Issue Date.

PRS-34

VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

PRS-35